                                                                 Exhibit 5.1

                             Motorola, Inc.
                         1303 East Algonquin Road
                        Schaumburg, Illinois 60196


                               May 15, 2001

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois  60196

Ladies and Gentlemen:

        I refer to the Registration Statement on Form S-4 (the "Registration Statement") of Motorola, Inc., a Delaware corporation (the "Company"), filed on May 15, 2001 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to 7,425,000 shares of the Company's Common Stock, par value $3 per share (including the associated preferred stock purchase rights, the "Shares"), which are to be issued in connection with the merger (the "Merger") of Earth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Blue Wave Systems Inc., a Delaware corporation ("Blue Wave Systems"), pursuant to the Agreement and Plan of Merger dated as of February 20, 2001 by and among Blue Wave Systems, the Company and Merger Sub, as amended by Amendment No. 1 thereto dated as of April 24, 2001 (as amended, the "Merger Agreement").

        I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-Laws, as amended, and (iii) the corporate proceedings relating to the Merger Agreement and the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance and delivery of the Shares in accordance with the Merger Agreement, the Shares will have been validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal and Tax Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

                                       Very truly yours,

                                       /s/ Michelle M. Warner
                                       -------------------------------
                                       Michelle M. Warner, Esq.
                                       Corporate Law Department
                                       Motorola, Inc.